AMENDMENT TO
BY-LAWS
OF
EATON VANCE INSURED [NAME OF FUND] FUND


February 1, 2010





Pursuant to ARTICLE XIII of the BY-LAWS of Eaton Vance
Insured [NAME OF FUND] Fund (the "Fund"), upon the vote of a majority of the Trustees of the Fund, the BY-LAWS of the Fund are amended to reflect the change of name of the Fund to Eaton Vance [NAME OF FUND] Fund.



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